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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                     FORM 15
      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

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                        Commission File Number 000-50262

                                 INTELSAT, LTD.

             (Exact name of registrant as specified in its charter)

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                        Wellesley House North, 2nd Floor,
                               90 Pitts Bay Road,
                             Pembroke HM 08, Bermuda
                                 (441) 294-1650

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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 Options to purchase Ordinary Shares; Ordinary Shares, par value $3.00 per share

            (Title of each class of securities covered by this Form)

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           7 5/8% Senior Notes due 2012; 5 1/4% Senior Notes due 2008;
                          6 1/2% Senior Notes due 2013

       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


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         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a) (1) (i)  (X)     Rule 12h-3(b) (1) (i)  (X)
           Rule 12g-4(a) (1) (ii) ( )     Rule 12h-3(b) (1) (ii) ( )
           Rule 12g-4(a) (2) (i)  ( )     Rule 12h-3(b) (2) (i)  ( )
           Rule 12g-4(a) (2) (ii) ( )     Rule 12h-3(b) (2) (ii) ( )
                                          Rule 15d-6             ( )

         Approximate number of holders of record as of the certification or notice date: 1


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         Pursuant to the requirements of the Securities Exchange Act of 1934
Intelsat, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 3, 2005                     By: /s/ William Atkins
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                                             Name:  William Atkins
                                             Title: Executive Vice President and
                                                    Chief Financial Officer